Exhibit 12



          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges


                                             Six Months Ended
                                                 June 30
                                              2000      1999
                                              ----      ----
                                              (In Millions)
Earnings:
 Earnings before income taxes,
   extraordinary item and cumulative
   effect of accounting change              $  714    $1,176
 Fixed charges, from below                     509       501
 Undistributed (earnings)losses of affiliates    3       (27)
 Interest capitalized                          (40)      (36)
                                             -----     -----
       Earnings                             $1,186    $1,614
                                             =====     =====

Fixed charges:

 Interest expense                           $  192    $  184
 Portion of rental expense representative
  of the interest factor                       317       317
                                             -----     -----
       Fixed charges                        $  509    $  501
                                             =====     =====

Ratio of earnings to fixed charges            2.33      3.22
                                             =====     =====